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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Date of Report: December 22, 2000

                             VISUAL DATA CORPORATION
             (Exact name of registrant as specified in its charter)

    FLORIDA                     000-22849                     65-0420146
(State or other               (Commission                  (IRS Employer
jurisdiction of               File Number)                 Identification
incorporation)                                                  Number)

                              1291 S.W. 29th Avenue
                          Pompano Beach, Florida 33068
                   (Address of executive offices and Zip Code)

Registrant's telephone number, including area code: (954) 917-6655 not applicable
          (Former name or former address, if changed since last report)



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Item 2. Acquisition or Disposition of Assets.

         On December 22, 2000, Visual Data Corporation, a Florida corporation ("VDAT"), and SportsSoft Golf, Inc., a Delaware corporation ("SSG"), and certain shareholders of SSG entered into an Agreement and Plan of Merger dated as of December 1, 2000 (the "Merger Agreement"), which provides, among other things, that, upon the terms and subject to conditions thereof, a wholly-owned subsidiary of VDAT ("Acquisition Sub") will be merged with and into SSG, with SSG being the surviving corporation (the "Surviving Corporation") in the merger. In the merger, all outstanding shares of common stock of SSG issued and outstanding shall be converted into the right to receive .0969 shares of restricted common stock of VDAT, par value $.0001. The aggregate number of VDAT shares to be received by the SSG shareholders will be 1,686,445.

         A Management Agreement (the "Management Agreement") between SSG and VDAT was entered into concurrently with the Merger Agreement which provides that SSG retained the services of VDAT to manage and oversee the business of SSG with respect to its operations until the earlier to occur of (a) the effective date of the Merger Agreement, or (b) the termination of the Merger Agreement. VDAT will act as manager and shall assume complete and absolute managerial day-to-day control over SSG. VDAT shall receive as compensation all of the consolidated income of SSG and it subsidiaries, subject to certain provisions in the Management Agreement.

         The foregoing summary of the Merger Agreement and the Management Agreement is qualified in its entirety by reference to the full text of such Agreement, a copy of which is filed herewith.

Item 7: Financial Statements, Pro Forma Financial Statements and Exhibits

         (1) Agreement and Plan of Merger dated as of December 1, 2000 by and among Visual Data Corporation, SportSoft Golf, Inc., and certain shareholders of SportSoft Golf, Inc.

         (2) Management Agreement dated as of December 1, 2000 by and among SportSoft Golf, Inc. and Visual Data Corporation.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: December 22, 2000                         By: /s/ Randy S. Selman
                                                    ----------------------------
                                                    Randy S. Selman, President